                                                                   EXHIBIT 10.24

                                       Thomas Arington execution copy 0020924000

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                  THIS AMENDED AND RESTATED AGREEMENT, made as of the 29th day of March, 2002, by and between Duramed Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and E. Thomas Arington (the "Employee"),

                              W I T N E S S E T H:

                  WHEREAS, an Amended and Restated Employment Agreement was entered into between the Company and the Employee on July 18, 2000 (the "Agreement"); and

                  WHEREAS, following the change in control that occurred on October 24, 2001, pursuant to the Agreement and Plan of Merger dated June 29, 2001, by and among Barr Laboratories, Inc. ("Barr") and the Company ("Merger"), the Company and Employee desire to further amend and restate the Agreement (the Agreement as amended and restated herein being hereafter referred to as the "Amended Agreement"); and

                  WHEREAS, the Company is prepared to pay the Employee a sum of Five Hundred Thousand Dollars ($500,000) in order to incent him to further defer the exercise of his right to terminate his employment pursuant to the last sentence of Section 6(d) of the Agreement until after June 30, 2002, a sum of Two Million Dollars ($2,000,000) for entering into this Amended Agreement and in lieu of severance pay otherwise payable under the Agreement, and a sum of One Million Two Hundred Thousand Dollars ($1,200,000) to agree to certain restrictions on his activities during the Employment Period and thereafter that are contained herein;

                  NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, IT IS AGREED that the Agreement is hereby amended and restated in its entirety to read as follows:



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                  (1) Continued Employment. The Company recognizes that, under
Section 6(d) of the Agreement as modified by that certain letter agreement dated June 29, 2001 between the Employee and Barr, the Employee has the right to terminate his employment for any reason during the six month period beginning on April 1, 2002 and receive certain payments and benefits in connection with such employment termination. The Company wishes to induce the Employee to both (a) further defer any termination by him of his employment until after June 30, 2002 at the earliest, and (b) remain in the employ of the Company thereafter until June 30, 2004. To those ends, (i) the Company agrees to pay the Employee $500,000 immediately upon signing this Amended Agreement and the Employee hereby agrees to remain an employee of the Company through June 30, 2002 on the terms provided herein, and (ii) the Company hereby agrees to continue the employment of Employee pursuant to the terms provided herein until June 30, 2004 (the period of time from the date of this Amended Agreement to June 30, 2004 being hereafter referred to as the "Employment Period", whether or not the Employee in fact remains employed by the Company throughout that period). The Employee recognizes and agrees that the aforementioned payment is being made in consideration of his continued employment through June 30, 2002 and that if he terminates his employment on or prior to that date, or if his employment shall be terminated for Cause on or prior to that date, he will be obligated to repay the portion of such payment that has not been earned in accordance with paragraph 7(b) below.

                  (2) Duties. Under this Amended Agreement the Employee shall be employed in the position of Special Transition Employee. In such employment, the Employee's duties shall consist of aiding in the facilitation of the Merger, including in particular facilitating the transition to Barr executives of responsibility for, and facilitating the resolution of, matters that commenced prior to the Merger and other matters concerning which the Employee possesses special knowledge, assisting in litigation, and all other things reasonably requested by the Company. However, no change in the Employee's location of employment to outside the Cincinnati, Ohio

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area, or in the Employee's title, shall be made without the prior written consent of the Employee. The Employee shall have the powers necessary to perform the duties assigned and shall be provided such supporting staff, secretarial (including the services of Susan Falick until June 30, 2002) and other assistance, office space and accouterments as shall be necessary and appropriate in light of the duties assigned. After the Employment Period, Employee shall make himself available to the Company as a consultant on an as needed basis for specific projects related solely to the transition following the Merger, provided such consulting does not interfere with his other business and employment commitments at the time, with any compensation for such consultation to be determined by mutual agreement of the parties. The Employee shall be entitled to a minimum of paid vacation annually equal to that which he was entitled immediately prior to the Change in Control, and shall take any vacation accrued during the Employment Period prior to terminating employment. Subject to the foregoing, the Employee shall have the sole discretion to determine the time and intervals of such vacations.

                  (3) Compensation. During the Employment Period, the Employee shall be compensated as follows:

                           (a) The Employee shall receive a salary at the annual
rate of Four Hundred Thousand Dollars ($400,000) ("Base Salary") payable ratably in arrears not less often than twice per month.

                           (b) The Employee shall be reimbursed for any and all
monies advanced in connection with his employment for reasonable and necessary expenses incurred on behalf of the Company, in accordance with and subject to the substantiation and other terms and conditions of the Company's business expense reimbursement policy applicable to other employees of comparable rank.

                           (c) The Company is party to a Split Dollar Insurance
Agreement dated December 8, 1999 pertaining to a $1,275,000 life insurance policy on the life of Employee (Phoenix 2657322) and in connection with which the cash value and death benefit of such

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policy was collaterally assigned back to the Company to the extent of $192,894.
The Company agrees to refrain from exercising its right to terminate said Split Dollar Insurance Agreement pursuant to paragraph 7 thereof until September 5, 2016, provided that the foregoing shall not prevent the Company from enforcing its rights under such collateral assignment before that date if any circumstances described in Section 2 of said collateral assignment (other than termination of said Split Dollar Insurance Agreement by the Company) occur before that date. The Company is also party to a Split Dollar Insurance Agreement dated December 8, 1999 pertaining to a $3,000,000 second-to-die policy on the lives of Employee and his wife (Phoenix 2764238) and in connection with which the cash value and death benefit of such policy was collaterally assigned back to the Company to the extent of its cumulative premiums paid on such policy. Prior to the date of this Amended Agreement, the Company has funded such policy, on a split dollar basis, to the extent of $51,000 per year. The Company agrees to continue to fund such policy on a split dollar basis to the extent of $51,000 per year for the duration of the Employment Period but not beyond the date, if any, on which the Employee's employment by the Company is voluntarily terminated by the Employee, other than for Good Reason, or is terminated by the Company for Cause, and agrees to refrain from exercising its right to terminate said Split Dollar Insurance Agreement pursuant to paragraph 7 thereof until September 5, 2008, provided that the foregoing shall not prevent the Company from enforcing its rights under such collateral assignment before September 5, 2008 if any circumstances described in Section 2 of such collateral assignment (other than termination of said Split Dollar Insurance Agreement by the Company) occur before that date. In addition, the Employee shall be included to the extent eligible thereunder in the Company's life insurance and supplemental life insurance plans, business travel accident plan, short term and long term disability plan, Humana medical plan, Delta dental plan, flexible spending account/cafeteria plan, long term care insurance plan and employee assistance program, at the expense of the Company on a comparable basis as other employees of comparable rank, it being understood that (i) the

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Company will not pay employee contributions for the Employee under any such plan unless it pays such employee contributions for other employees of comparable rank under such plan, (ii) the Employee may be ineligible to participate in such plans during part of the Employment Period if he did not elect to participate in such plans during the applicable enrollment periods that closed prior to the Employee's signing this Amended Agreement, and (iii) nothing herein shall prevent the Company or Barr from amending, modifying, terminating or replacing any of such plans during the Employment Period, provided that the Employee is included in any such replacement plan to the extent eligible thereunder and on the other terms and conditions of this paragraph (c).

                           (d) The Employee shall be eligible to participate in
the Company's 401(k) and excess 401(k) plans and shall be fully vested under each of those plans. In addition, the Employee shall be eligible to participate in the Employee Stock Purchase Plan, on the same terms and conditions applicable to other employees of comparable rank, provided that the Employee will be eligible to participate in the cycle that is in progress under such Plan on the date of this Amended Agreement only if he elected to participate in such Plan during the applicable enrollment period that closed prior to the Employee's signing this Amended Agreement.

                           (e) The Employee and Company acknowledge and agree
that his options to purchase shares of Common Stock of the Company ("Duramed Options") did not vest at the Merger; that since the Merger his duties and responsibilities have consisted of those described in Section 2 above; that such duties and responsibilities represent a diminution in the Employee's position, authority, duties and responsibilities within the meaning of Section 6(d)(i) of the Agreement that entitled the Employee, under the Agreement as in effect prior to its being superseded by this Amended Agreement, to receive the benefits stated in Section 7(a) of such Agreement, including the immediate vesting of all unvested options to purchase shares of Common Stock of the Company then held by the Employee, upon any termination of

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employment by the Employee until December 31, 2005; and that, until the Employee terminated employment under the Agreement, such options would have continued to vest pursuant to the terms of the original grant. The parties do not intend to alter the vesting of such options. Accordingly, the parties acknowledge and agree that, any provision of this Amended Agreement to the contrary notwithstanding, the options will continue to vest pursuant to the terms of the original grant or will immediately vest in their entirety upon any termination of employment by the Employee until December 31, 2005, it being understood and acknowledged by the Company that a termination of employment at the expiration of the Employment Period as defined in Section 1 above shall be deemed to be a termination of employment by the Employee for this purpose. No provision of this Section (3)(e) is intended to extend the expiration date of any Duramed Option or alter the terms on which any Duramed Option will continue to vest pursuant to the original grant.

                           (f) The Employee shall be entitled to an additional
sum of Two Million Dollars ($2,000,000), payable upon signing this Amended Agreement, in consideration of his signing this Amended Agreement and in lieu of his participating in any compensation, employee benefit or fringe benefit plans (including but not limited to any stock incentive plan) during the Employment Period other than those specifically provided for in paragraphs 3(c) and 3(d) above and in full satisfaction of any accrued vacation pay and in lieu of any amounts which would have been paid under the Agreement or under any other plan or arrangement in the event of termination of the Employee's employment for Good Reason as defined in the Agreement but which are not payable under any other provision of this Amended Agreement.

                           (g) The Employee shall be entitled to an additional
sum of One Million Two Hundred Thousand Dollars ($1,200,000), payable upon signing this Amended Agreement, in consideration of his special undertakings under Section 10 of this Amended Agreement. The Employee recognizes and agrees that the aforementioned payment is being made in consideration of his special undertakings under Section 10 and, especially, paragraph 10(f)

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below, and that if he fails to comply with his obligations thereunder, he will be obligated to repay the portion of such payment that has not been earned in accordance with paragraph 10(f) below.

                  (4) Intentionally left blank.

                  (5) Indemnification. To the extent permitted by law, the Company shall pay, indemnify and hold the Employee harmless from any liability, cost or expense (including, without limitation, reasonable attorney's fees) incurred by the Employee in the defense of any claim, proceeding or action arising out of his performance of services for the Company or out of his status as an officer or director of the Company or while serving at the request of the Company as an officer, director, partner or employee of any other entity. Notwithstanding the foregoing, the Company shall not indemnify the Employee against any act or omission by the Employee constituting fraud, willful misconduct or gross negligence. In addition, if the Company terminates the Employee for Cause and it is subsequently determined in a non-appealable judicial decision that the Company did not have Cause for terminating the Employee, the Company will reimburse the Employee for reasonable attorney's fees and expenses he incurs as a result of such termination.

                  (6) Termination. The following provisions of this Section 6 shall apply only during the Employment Period:

                           (a) Disability. For purposes of this Amended
Agreement, the term "permanent disability" shall be defined as a physical or mental disability or disease which, in the opinion of an independent qualified physician appointed by the Company, prevents the Employee from discharging the customary normal duties of his employment with the Company.

                           (b) Cause. The Company may terminate the Employee's
employment for Cause. For purposes of this Amended Agreement, "Cause" shall mean the willful engaging by the Employee in illegal conduct which is materially and demonstrably injurious to the Company.


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For purposes of this provision, no act or failure to act, on the part of the
Employee, shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

                           (c) Good Reason. The Employee's employment may be
terminated by the Employee for Good Reason at any time after the effective date of this Amended Agreement. For purposes of this Amended Agreement, "Good Reason" shall mean:

                                    (i) the assignment to the Employee of any
duties inconsistent with the Employee's position, duties or responsibilities as contemplated by Section 2 of this Amended Agreement, or any other action by the Company which results in a change in such position, duties or responsibilities;

                                    (ii) any failure by the Company to comply
with any of the provisions of Section 3 of this Amended Agreement;

                                    (iii) the Company's requiring the Employee
to be based at any office or location other than within twenty-five miles of Cincinnati, Ohio or the Company's requiring the Employee to travel on Company business to a substantially greater extent than required immediately prior to the date of this Amended Agreement; or

                                    (iv) any purported termination by the
Company of the Employee's employment otherwise than as expressly permitted by this Amended Agreement; or

                                    (v) the continued failure of the Company to
perform substantially its obligations under this Amended Agreement after a written demand for substantial performance is delivered by the Employee to Barr's Chief Executive Officer which

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specifically identifies the manner in which the Employee believes the Company has not substantially carried out its obligations.

                           Notwithstanding the above, "Good Reason" shall
exclude an isolated, insubstantial and inadvertent action or failure to act not taken or occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee.

                           For purposes of this Section 6(c), any good faith
determination of "Good Reason" by the Employee shall be conclusive.

                           (d) Notice of Termination. Any termination by the
Company for Cause, or by the Employee, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15 of this Amended Agreement. For purposes of this Amended Agreement, a Notice of Termination means a written notice which (i) indicates the specific termination provision in this Amended Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, respectively, shall not preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee's or the Company's rights hereunder.

                           (e) Date of Termination. "Date of Termination" means
the earlier of (i) if the Employee's employment is terminated by the Company for Cause, or by the Employee, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; (ii) if the Employee's employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Company notifies him of such


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termination; (iii) if the Employee's employment is terminated by reason of death or disability, the Date of Termination shall be the date of death of the Employee or the disability, as the case may be; and (iv) termination of the Employment Period.

                  (7) Obligations of the Company upon Termination. The following provisions of this Section 7 shall apply only in the event of termination during the Employment Period:

                           (a) Death; Disability; Good Reason; Other Than for
Cause/ Employment Period Expiration. If the Employee dies, suffers a permanent disability or if the Company terminates the Employee's employment during the Employment Period other than for Cause or death or disability or the Employee terminates employment for Good Reason or the Employment Period expires, then in full discharge and settlement of any and all obligations of the Company and/or its affiliates, including Barr, to the Employee for compensation, benefits or emoluments of any kind (including but not limited to accrued vacation pay but excluding amounts payable pursuant to Section 8 hereof):

                                    (i) the Company shall pay to the Employee in
a lump sum in cash within 30 days after the Date of Termination the sum of (1) the Employee's Base Salary through the end of the Employment Period, to the extent not theretofore paid, and (2) any unpaid compensation previously deferred by the Employee (together with any vested accrued interest or earnings net of losses thereon) under any plan other than the 401(k) plan, any other tax-qualified plan or the excess 401(k) plan (with respect to which plans payments if any shall be made at the time or times and on the terms and subject to the conditions set forth in the applicable plan documents)(the sum of the amounts described in clause (2) shall be hereinafter referred to as the "Accrued Obligations"); and

                                    (ii) to the extent not theretofore paid or
provided, the Company shall timely pay or provide to the Employee when due any other amounts or benefits required to be paid or provided or which the Employee is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated

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companies as a result of his participation therein prior to the Employment
Period (all such other amounts and benefits being itemized on Schedule A hereto) or, in the case of the plans specifically provided for in paragraphs 3(c) and 3(d) above, as a result of his participation therein during the Employment Period (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"), it being understood and agreed, however, that, any provision of this Agreement or of any plan, program, policy or practice or contract or agreement of the Company and/or its affiliated companies to the contrary notwithstanding:

                                            A. the $500,000 amount payable
pursuant to Section 1 above, the $2,000,000 amount payable pursuant to Section 3(f) above and the $1,200,000 amount payable pursuant to Section 3(g) above shall not be treated as cognizable compensation under any such plan, program, policy or practice or contract or agreement of the Company and/or its affiliated companies (each a "Plan" and, collectively, "Plans"), including without limitation any 401(k) plan and any excess or non-qualified 401(k) plan, and thus shall not give rise to any benefit obligation under any such Plan on the part of the Company or any affiliated company, including without limitation Barr, or any other person or entity, nor to any benefit entitlement under any such Plan or otherwise on the part of the Employee, and if, notwithstanding the foregoing provisions of this Section 7(a)(ii)(A), any Plan shall treat any of such amounts as cognizable compensation under any such Plan, the Employee hereby irrevocably waives and foregoes any benefit or increase in benefits resulting therefrom; and

                                            B. the $2,000,000 amount payable
pursuant to Section 3(f) above shall be in lieu of and in full discharge of any severance pay obligation under any and all of the Plans (other than amounts payable pursuant to Section 8 hereof).

                                    (iii) as provided in Section 3(e) above, all
unvested options to purchase shares of Common Stock of the Company then held by the Employee shall vest immediately.


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                           (b) Cause; other than for Good Reason. If the
Employee's employment shall be terminated during the Employment Period for Cause, this Amended Agreement shall terminate without further obligations to the Employee other than the obligation to pay to the Employee (x) his Base Salary through the Date of Termination and (y) the amount of any compensation previously deferred by the Employee and referred to in Section 7(a)(i)(2) above in each case to the extent theretofore unpaid. If the Employee voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Amended Agreement shall terminate without further obligations to the Employee, other than for his Base Salary through the Date of Termination, the Accrued Obligations, and the timely payment or provision of Other Benefits, the immediate vesting of any options to purchase Common Stock of the Company then held by him, and the payment of any benefits payable pursuant to Section 8 hereof. In such case, all Accrued Obligations shall be paid to the Employee in a lump sum in cash within 30 days of the Date of Termination. If the Employee's employment shall be terminated on or before June 30, 2002 for Cause, or if the Employee terminates employment on or before that date, the Employee shall immediately repay to the Company the unearned portion of the $500,000 payment made pursuant to Section 1 above. The unearned portion of such payment shall be deemed to be equal to a fraction of such payment, the numerator of which shall be the number of full or partial calendar days in the period from the date of the employment termination through (and including) June 30, 2002 and the denominator of which shall be the number ninety-one (91).

                  (8) Certain Additional Payments by the Company.

                           (a) Anything in this Amended Agreement to the
contrary notwithstanding, in the event it shall be determined at any time after the execution of this Amended Agreement that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Amended Agreement or otherwise, but determined without regard to any additional

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payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 or its equivalent or any successor provision of the United States Internal Revenue Code (the "Code") or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes and any benefits that result from the deductibility by the Employee of such taxes (including, in each case, any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                           (b) Subject to the provisions of Section 8(c), all
determinations required to be made under this Section 8, including whether and when a Gross-up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's certified public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Company; provided however that the Accounting Firm must determine that a Gross-Up Payment is immediately required following a final determination by a court of competent jurisdiction that a Payment to or for the benefit of the Employee is subject to the Excise Tax. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 8, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm's determination. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the

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Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

                           (c) The Employee shall notify the Company in writing
of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall apprize the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                                    (i) give the Company any information
reasonably requested by the Company relating to such claim,

                                    (ii) take such action in connection with
contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                                    (iii) cooperate with the Company in good
faith in order effectively to contest such claim, and

                                    (iv) permit the Company to participate in
any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all

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costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                           (d) If, after the receipt by the Employee of an
amount advanced by the Company pursuant to Section 8(a) or 8(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company's complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the


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receipt by the Employee of an amount advanced by the Company pursuant to Section
8(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                           (e) The Company's obligations provided in this
Section 8 shall survive until all applicable statutes of limitation with respect to the subject matter have terminated.

                  (9) Confidentiality. The Employee will not at any time during the term of this Amended Agreement or thereafter, except as authorized by the Company, divulge, furnish or make accessible to any person, firm, corporation or other entity, any confidential information or any other information that is otherwise not publicly available which he presently possesses or which he may obtain during the course of his employment with respect to the business, customers or affairs of the Company or any subsidiary or affiliate of the Company or trade secrets, developments, know-how, methods or other information or data pertaining to practices, equipment, developments or any confidential or secret aspect of the business of the Company or any subsidiary or affiliate of the Company, and agrees that all such matters and information shall be kept strictly and absolutely confidential. The Employee, upon termination of his employment, irrespective of the time, manner or cause of termination, will surrender and deliver to the Company all lists, books, records and data of every kind relating to or in connection with the business of the Company or any subsidiary or affiliate of the Company, and all property belonging to the Company and any subsidiary or affiliate of the Company.

                  (10)     Special Undertakings.

                           (a) The Employee agrees that any and all notes and
records kept or made in connection with his employment shall be and are the sole and exclusive property of the Company; and the Employee further agrees that upon leaving the employment of the

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Company, he will place all such notes and records in the Company's possession, and will not take with him, without the consent of the Company's Board of Directors, any notes and records relating to or connected with the business, work or investigations of the Company, its affiliates and subsidiaries, or any of them, including drawings, blueprints or other reproduction.

                           (b) The Employee further agrees that any secret
apparatus, secret equipment, secret formula, secret method or process of the Company, that the Employee is aware of because of his employment with the Company, whether or not developed by the Employee, will not be disclosed to any third party or used by the Employee except in connection with his duties to the Company or unless the Employee shall first secure the consent of the Company's Board of Directors, either during his employment or after his employment by the Company shall have terminated.

                           (c) Employee agrees that, during the Employment
Period as defined in Section 1 above and during the one year period immediately following the Employment Period, he will not solicit or attempt to persuade any employee of the Company, its subsidiaries or affiliates, or any other person who performs services for the Company, its subsidiaries or affiliates at any time during the Employment Period or at any time within one year thereafter, to terminate or reduce or refrain from engaging in his or her employment or other service relationship with the Company, its subsidiaries or affiliates. Provided, however, that responding to inquiries and subsequently hiring such employees following their termination of employment with the Company shall be permitted.

                           (d) Employee agrees that, during the Employment
Period and the one year period immediately following the Employment Period, he will not make disparaging remarks about the Company, its subsidiaries or affiliates or any of their officers, directors or employees.

                           (e) The Employee also agrees to cooperate with the
Company and Barr in any legal action for which his participation is needed during the Employment Period or the one year period thereafter. The Company agrees to try to schedule all such participation so

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that it does not unduly interfere with the Employee's pursuits after he is no longer in the Company's employ. The Employee also hereby agrees not to communicate with anyone (other than the Employee's own attorneys) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company, its subsidiaries or affiliates known or which becomes known to the Employee, other than any litigation or proceeding in which the Employee is a party-in-opposition, without giving prior notice to the Company and its legal counsel, and in the event that any other party attempts to obtain information or documents from the Employee with respect to matters possibly related to such litigation or proceeding, the Employee shall promptly notify the Company and its legal counsel. However, the Employee shall not be required to comply with the preceding sentence if and to the extent that doing so would violate the law.

                           (f) The Employee agrees that, during the Employment
Period as defined in Section 1 above and the one year period following the Employment Period (collectively, the "Restricted Period"), including but not limited to any portion of the Restricted Period that follows the termination of his employment with the Company for any reason (whether by the Company or the Employee and whether or not for Cause or Good Reason), he will not engage in competition with the Company as defined in the next sentence. For this purpose, "engage in competition with the Company" means manufacturing of any product, or causing a manufacturer to develop any product, being sold or to be sold in the United States (i) that on June 27, 2001 was being manufactured by the Company or Barr or any subsidiary of the Company or Barr ("Group"), or (ii) for which the Group had filed a NDA or an ANDA on or before June 27, 2001 seeking FDA approval to manufacture such product; provided that in no event shall passive ownership of less than 5% of any class of securities which are registered under section 12 of the Securities Exchange Act of 1934, as amended, by itself be deemed to constitute competition within the meaning of this sentence. If the Employee fails to comply with his obligations under this paragraph 10(f), the Employee shall immediately repay to the

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Company the unearned portion of the $1,200,000 payment made pursuant to paragraph 3(g) above. For this purpose, the unearned portion of such payment shall be deemed to be equal to a fraction of such payment, the numerator of which shall be the number of calendar days remaining in the Restricted Period after the first date of noncompliance and the denominator of which shall be the total number of calendar days in the Restricted Period. The parties recognize and agree that the foregoing permits the Employee during the Restricted Period to, among other matters, (A) engage in a business that manufactures any product that is not manufactured by any member of the Group on June 27, 2001 and for which no member of the Group had filed a NDA or an ANDA seeking FDA approval to manufacture such product, and (B) engage in the business of selling and distributing all multisource products that are normally available for sale in a broad based generic distributorship.

                  (11) Enforceability. The parties agrees that nothing in this Amended Agreement shall in any way abrogate the right of the Company and the Employee to enforce by injunction or otherwise the due and proper performance and observance of the several covenants herein contained to be performed by the Employee or the Company or to recover damages for breach thereof.

                  (12) Successors and Assigns. If the Company sells, assigns or transfers all or substantially all of its business and assets to any person, excluding affiliates of the Company, or if the Company merges into or consolidates or otherwise combines with any person which is a continuing or successor entity, then the Company shall assign all of its right, title and interest in this Amended Agreement as of the date of such event to the person which is either the acquiring or successor corporation, and such person(s) shall assume and perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Amended Agreement upon the Company. In case of such assignment by the Company and of assumption and agreement by such person(s), all further rights as well as all other obligations of

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the Company under this Agreement thenceforth shall cease and terminate and thereafter the expression "the Company" wherever used herein shall be deemed to mean such person(s).

                  (13) Supplemental Compensation. This Amended Agreement supersedes and replaces the Agreement and any other employment agreement or Change in Control Contingent Employment Agreement between the Employee and the Company. By executing this Amended Agreement, each party irrevocably waives and releases the other party hereto from any claims and liabilities arising under the Agreement prior to the effective date of this Amended Agreement. No person, other than such person as may be designated by the Board of Directors of the Company, shall have any authority on behalf of the Company to agree to modify or change this Amended Agreement. This Amended Agreement sets forth all of the agreements and understandings of the parties and Barr relating to the subject matter of this Amended Agreement, and there are no agreements or understandings relating to such subject matter that are not set forth herein. No provision of this Amended Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in a writing signed by the Employee and a representative of the Company duly authorized to do so.

                  (14) Severability. This Amended Agreement is to be governed by and construed under the laws of the State of Ohio. If any provision of this Amended Agreement shall be held invalid and unenforceable for any reason, such provision shall be interpreted in such a manner that will make it valid and enforceable and if such provision cannot be so interpreted then in that event such provision shall be deemed deleted and the remainder of the Amended Agreement shall be valid and enforceable without such provision.

                  (15) Notice. Any notice required or permitted hereunder shall be given in writing and delivered to the other party either in person or by U.S. registered or certified mail; if to the Company, at 5040 Duramed Drive, Cincinnati, Ohio 45213, with a copy to Barr Laboratories, Inc., 300 Corporate Drive, Building #10, Bradley Corporate Park, Blauvelt, New York 10913,


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Attention: General Counsel; and if to the Employee, at his address as it appears on the books and records of the Company, or in each case at such other address provided in writing to the other party.

                  (16) Headings. The Section headings used in this Amended Agreement are for convenience only and shall not affect the construction or interpretation of this Amended Agreement.

                  (17) Withholding. Any provision of this Amended Agreement to the contrary notwithstanding, (i) all amounts payable or credited to the Employee under this Amended Agreement shall be subject to the withholding of such amounts as the Company may determine it is required to withhold under the laws or regulations of any governmental authority, and (ii) the Company shall have the right to deduct and offset from any amounts payable by the Company to the Employee hereunder any such withholding amounts and any amounts that are due to the Company from the Employee hereunder, including any amounts that may be repayable to the Company pursuant to paragraph 7(b) or 10(f) above.

                  IN WITNESS WHEREOF, the Company has caused this Amended and Restated Employment Agreement to be executed and attested by its duly authorized officers, and the Employee has hereunto set his hand as of the first date written above.

                                             DURAMED PHARMACEUTICALS, INC.
                                             Employer

                                             By_________________________________

                                             ___________________________________


                                             ___________________________________
                                             E. Thomas Arington, Employee



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                                       Thomas Arington execution copy 0020924000

                  GUARANTY

                  Barr Laboratories, Inc. hereby guarantees the punctual payment of all obligations of Duramed Pharmaceuticals, Inc. under the foregoing Amended and Restated Employment Agreement dated ________, 2002.

                                            BARR LABORATORIES, INC.


                                            By _________________________________



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                                       Thomas Arington execution copy 0020924000

                                                                    Attachment A

           Amounts and Benefits to be Itemized under Section 7(a)(ii)



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